STOCK PURCHASE AGREEMENT

                               Between

                       RESOURCE LEASING, INC.

                                 and

                         FML LEASEHOLD, INC.

Relating to the
Capital Stock of

FIDELITY LEASING CORPORATION

TABLE OF CONTENTS



ARTICLE I - REPRESENTATIONS, WARRANTIES AND AGREEMENTS
OF THE STOCKHOLDER                                                -1-
1.1 Organization                                                  -1-
1.2 Subsidiaries; Partnerships                                    -2-
1.3 Authority                                                     -2-
1.4 Capital Structure                                             -3-
1.5 Financial Statements                                          -3-
1.6 Material Changes since June 30, 1995                          -4-
1.7 Availability of Assets and Legality of Use                    -5-
1.8 Accounts Receivable                                           -5-
1.9 Real Property and Leases                                      -5-
1.10 Organizational Documents                                     -6-
1.11 Material Contracts and Leases                                -6-
1.12 Insurance                                                    -6-
1.13 No Undisclosed Liabilities                                   -7-
1.14 Litigation and Claims                                        -7-
1.15 Tax Liabilities                                              -7-
1.16 Employee Agreements                                          -7-
1.17 Employee Relations                                           -8-
1.18 Benefit Plans                                                -8-
1.19 Conflicts; Sensitive Payments                                -9-
1.20 Corporate Name                                              -10-
1.21 Trademarks and Proprietary Rights                           -10-
1.22 Brokers                                                     -10-
1.23 No Omissions                                                -10-

ARTICLE II REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE BUYER
                                                                 -11-
2.1 Organization                                                 -11-
2.2 Authority                                                    -11-
2.3 Investment                                                   -11-
2.4 Brokers                                                      -12-
2.5 No Omissions                                                 -12-

ARTICLE III - ADDITIONAL COVENANTS OF THE STOCKHOLDER AND THE BUYER
                                                                 -12-
3.1 Non-Competition                                              -12-
3.2 Use of Trademarks                                            -13-
3.3 Section 338 Election                                         -13-
3.4 Use of Name                                                  -13-
3.5 Additional Tax Information                                   -14-
3.6 Certain Tax Matters                                          -14-
3.7 Company Operation of the Partnerships                        -14-
3.8 Continuation of the Company's Severance Policy               -15-

ARTICLE IV - ACTION PRIOR TO THE CLOSING DATE                    -15-
4.1 Confidential Nature of Information                           -15-
4.2 Accuracy of Representations and Warranties                   -15-
4.3 No Material Change in the Company                            -15-
4.4 No Public Announcement                                       -16-
4.5 Declaration of Dividend                                      -16-

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
BUYER                                                            -16-
5.1 No Misrepresentation or Breach of Covenants and Warranties   -16-
5.2 No Changes in or Destruction of Property                     -16-
5.3 Approval of the Court                                        -16-
5.4 Bank Accounts                                                -17-

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
STOCKHOLDER                                                      -17-
6.1 No Misrepresentation or Breach of Covenants and Warranties   -17-
6.2 Approval of the Court                                        -17-
6.3 Company Confirmation                                         -17-

ARTICLE VII - PURCHASE PRICE AND CLOSING                         -17-
7.1 Closing                                                      -17-
7.2 Purchase and Sale                                            -18-
7.3 Deliveries by the Stockholder                                -19-
7.4 Deliveries of the Buyer                                      -21-

ARTICLE VIII - TERMINATION                                       -21-
8.1 Termination                                                  -21-

ARTICLE IX - SURVIVAL OF OBLIGATIONS; INDEMNIFICATION            -21-
9.1 Survival of Obligations                                      -21-
9.2 Indemnification                                              -22-

ARTICLE X - MISCELLANEOUS                                        -23-
10.1 Notices                                                     -23-
10.2 Governing Law                                               -24-
10.3 Successors and Assigns                                      -24-
10.4 Severability                                                -24-
10.5 Expenses                                                    -24-
10.6 Titles and Headings                                         -24-
10.7 Schedules                                                   -24-
10.8 Entire Agreement; Amendments and Waivers                    -25-


SCHEDULES
     1.1     Jurisdictions of Qualification..................... 1
     1.2     Subsidiaries and Partnerships...................... 1
     1.3     Consents........................................... 2
     1.5     Bank Accounts of the Company....................... 3
     1.7     Assets............................................. 5
     1.8     Accounts Receivable................................ 5
     1.9     Real Property...................................... 5
     1.11    Leases............................................. 6
     1.12    Insurance.......................................... 6
     1.14    Claims............................................. 6
     1.15    Tax Procedures..................................... 6
     1.16    Employment Agreements.............................. 7
     1.17    Employee Compensation.............................. 7
     1.19    Conflicts and Sensitive Payments................... 9
     1.21    Trademarks and Proprietary Rights .................10
     7.2     Syndications in Progress...........................17

STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement, made and entered into this ____ day of August, 1995 (the "AGREEMENT") by and among RESOURCE
LEASING, INC., a Delaware corporation (the "BUYER"), and FML
LEASEHOLD, INC., a Delaware corporation (the "STOCKHOLDER") and
FIDELITY LEASING CORPORATION, a Delaware corporation (the
"COMPANY"), all of the issued and outstanding capital stock (the
"STOCK") of which is owned by the Stockholder.

WITNESSETH:

     WHEREAS, the Company is engaged in the business of equipment leasing;

     WHEREAS, the Stockholder desires to sell the Stock to the Buyer pursuant to the terms and conditions set forth in this Agreement; and

     WHEREAS, the Buyer desires to purchase the Stock from the Stockholder on the terms and conditions set forth in this Agreement,

     NOW, THEREFORE, the Buyer and the Stockholder, in consideration of the agreements, covenants and conditions contained herein, hereby make the following representations and warranties, give the following covenants and agree to be bound hereby as follows:

ARTICLE I

REPRESENTATIONS, WARRANTIES AND AGREEMENTS
OF THE STOCKHOLDER

     As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated herein, the Stockholder represents and warrants to the Buyer and agrees as set forth in this Article I. The representations and warranties of the Stockholder are qualified by the information set forth in the Schedules referred to in this Article I. Notwithstanding the reference to any specific Schedule in any paragraph hereof, it is understood and agreed that disclosure shall have been deemed to have been made by the Stockholder for purposes hereof if any item referred to is set forth on the specific Schedule, elsewhere in this Agreement or in any other Schedule to this Agreement. Buyer acknowledges and agrees that apart from the representations and warranties of the Stockholder contained in this Agreement, the Stockholder and representatives of the Stockholder have made no further or additional representations or warranties.

     1.1 A.     ORGANIZATION.  The Stockholder is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation and is in good standing as such in the jurisdictions listed on Schedule 1.1 hereto, which are the only jurisdictions in which the failure to so qualify would have a material adverse effect on the business or financial condition of the Company. Both the Company and the Stockholder have the corporate power and authority and other authorizations necessary or required in order for them to own or lease and operate their respective properties and to carry on their businesses as now conducted.

     1.2 A.    SUBSIDIARIES; PARTNERSHIPS.  The Company owns all of the
outstanding shares of capital stock of First Radnor Equities, Inc., a Delaware corporation (the "SUBSIDIARY"). Except for the Subsidiary and the interests of the Company in the partnerships described on Schedule 1.2 hereto (the "PARTNERSHIPS"), none of the Company, the Subsidiary or the Partnerships owns any interest in any other corporation, partnership, joint venture or other entity.
Schedule 1.2 also correctly sets forth as to the Subsidiary and each of the Partnerships, its form of organization, its jurisdiction of incorporation or formation, its principal place of business and the jurisdictions in which it is qualified to do business; as to the Subsidiary, its authorized capitalization and its shares of capital stock outstanding. The Subsidiary is a corporation duly incorporated and each of the Partnerships is a limited partnership validly existing and subsisting under the laws of its jurisdiction of organization, with all requisite corporate power, in the case of the Subsidiary, or partnership power, in the case of each of the Partnerships, to own, lease, license and use its properties and assets and to carry on the business in which it is now engaged. The Subsidiary is duly qualified to do business in the jurisdictions in which the property owned, leased or operated by it or the business conducted by it makes such qualifications necessary, and the absence of such qualification would have a material adverse effect on the business or financial condition of the Company.

     1.3 A. AUTHORITY. Except for the Approval (as defined in Section 5.3 hereof), this Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action on the part of the Stockholder and the Stockholder has the authority to execute, deliver and perform its obligations under this Agreement.
This Agreement, when executed and delivered by the Stockholder and assuming the due execution hereof by the Buyer, will constitute the valid, legal and binding agreement of the Stockholder enforceable in accordance with its terms. Except for the Approval or except as described on Schedule 1.3 hereof, no consent, authorization, approval, order, license, certificate or permit of or from or declaration or filing with, any Federal, state, local or other governmental authority or any court or other tribunal
(collectively, the "GOVERNMENTAL CONSENTS") is required in connection with the execution, delivery or performance of this Agreement by the Stockholder. Except as described on Schedule 1.3, no consent of any affiliate of the Stockholder (other than the approval of its shareholder which has been obtained) or of any party to any, contract, agreement, instrument, lease, license, arrangement or understanding to which either the Company or the Subsidiary, any of the Partnerships or the Stockholder is a party, or to which any of their respective properties or assets are subject (the "STOCKHOLDER'S CONTRACTUAL CONSENTS"), is required for the execution, delivery or performance of this Agreement by the Stockholder. The execution, delivery and performance by the Stockholder does not (if the Governmental Consents and the Stockholder's Contractual Consents referred to in Schedule 1.3 hereof have been obtained prior to the Closing) (i) violate, result in a breach of, conflict with or (with or without the giving of notice or the passage of time or both) entitle any party to terminate, modify or otherwise change, in any material respect, the rights or obligations of the parties thereunder or call a default under any such contract, agreement, instrument, lease, license, arrangement, or understanding, (ii) violate or result in a material breach of any term of the certificate of incorporation or other organizational documents or by-laws of the Company, the Subsidiary, or the Stockholder, or (iii) violate, result in a breach of or conflict, in any material respect, with any law, rule, regulation, order, judgment or decree binding the Company, the Subsidiary, or the Stockholder, or to which any of their respective operations, businesses, properties, or assets are subject.

     1.4 A.   CAPITAL STRUCTURE.  The authorized capital stock of the
Company consists of 1,000 shares of common stock par value $1.00 per share, of which 100 shares are issued and outstanding (and none of which is held by the Company as treasury stock). Except for this Agreement, there are no agreements, arrangements, options, warrants or rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company. There is outstanding no security or other investment convertible into or exchangeable for capital stock of the Company or the Subsidiary. Each of such outstanding shares of Stock and each outstanding share of capital stock of the Subsidiary is validly authorized, validly issued, fully paid and nonassessable, has not been issued and is not owned or held in violation of any preemptive right; and is owned of record and beneficially by the Stockholder, in the case of the Company and by the Company, in the case of the Subsidiary, in each case free and clear of any liens, security interests, pledges, charges, encumbrances, stockholders' agreements, voting trusts or restrictions of any kind and the transfer and delivery of the Stock to the Buyer by the Stockholder as contemplated by this Agreement will be sufficient to transfer good and marketable record and beneficial title and ownership to such Stock to the Buyer free and clear of liens, claims, encumbrances and restrictions of any kind.

     1.5 A.   FINANCIAL STATEMENTS.  The Stockholder has furnished to the
Buyer the audited consolidated balance sheets of the Company for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 and the related statements of operations, statements of shareholder's equity and statements of cash flows for the periods then ended, including the notes thereto (the 1993 and 1994 statements are collectively, defined as the "FINANCIAL STATEMENTS") and the unaudited financial statements (balance sheet and profit and loss statement) at and for the period ended June 30, 1995 (the "JUNE
30 BALANCE SHEET"). The Financial Statements and the June 30, 1995 Balance Sheet fairly present the respective financial positions of the Company as of the respective dates thereof and the results of operations for the respective periods covered thereby, and the Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout all periods and in accordance with the books and records of the Company and the Subsidiary. The Stockholder has furnished to the Buyer the Partnerships' Federal tax returns as filed with the Internal Revenue Service for the year ended December 31, 1994. In addition, the Stockholder has furnished the audited financial statements of the Partnership for the year ended December 31, 1994
(the "PARTNERSHIPS' FINANCIAL STATEMENTS"). To the best of the Stockholder's knowledge, after due inquiry of the Company's senior officers as identified on Schedule 1.5 (the "SENIOR OFFICERS"), the Partnerships' Financial Statements fairly present the financial position of the Partnerships as of December 31, 1994 and the results of their operations for the year then ended in all material respects as they affect the financial condition of the Company after taking into account the portion of the Partnerships' net assets that is derived by the Company.

     There is set forth on Schedule 1.5 hereto a correct and complete list of all (i) accounts, borrowing resolutions and deposit boxes maintained by the Company or the Subsidiary at any bank or other financial institution (ii) the names of the persons authorized to sign or otherwise act with respect thereto, and (iii) powers of attorney for the Company and the Subsidiary.

     1.6 MATERIAL CHANGES SINCE JUNE 30, 1995. To the best of the Stockholder's knowledge after due inquiry of the Company's Senior Officers, since June 30, 1995, the business of the Company has been operated only in the ordinary course and, whether or not in the ordinary course of business other than as disclosed in this Agreement or the Schedules referred to herein there has not been, occurred or arisen (i) any material adverse change in the financial condition of the Company from that shown on the June 30 Balance Sheet; (ii) any damage or destruction in the nature of a casualty loss, whether covered by insurance or not, to any property or business of the Company; (iii) any amendment or termination of any agreement other than in the ordinary course of business, or cancellation or material reduction of any debt owing to the Company or waiver or relinquishment of any right of material value to the Company; or (iv) any other event or condition which materially and adversely affects the results of operations or business, financial condition or property of the Company.

     1.7 A. AVAILABILITY OF ASSETS AND LEGALITY OF USE. Except as specified in Schedule 1.7, the assets owned or leased by the Company, the Subsidiary or, to the best of the Stockholder's knowledge, after due inquiry of the Company's Senior Officers, the Partnerships constitute all of the assets which are being used in their businesses, and, to the best of the Stockholder's knowledge, after due inquiry of the Company's Senior Officers, such assets are in good and serviceable condition (normal wear and tear excepted) and suitable for the uses for which intended and such assets and their uses conform in all material respects to all applicable laws; and except as specified in Schedule 1.7, each of the Company, the Subsidiary and, to the best of the Stockholder's knowledge, after due inquiry of the Company's Senior Officers, the Partnerships has title to, or valid leasehold interests in, all of their respective properties and assets, including those reflected on the June 30 Balance Sheet (other than those disposed of for fair value in the ordinary course of business) free and clear of all liens, mortgages, security interests, pledges, charges and encumbrances. Notwithstanding the foregoing, the Stockholder's representations set forth herein as they relate to the Partnerships are further limited such that the inaccuracy of such representations would have to represent a material adverse impact on the financial condition of the Company in order to be considered a violation for purposes of this Agreement.

     1.8 A.     ACCOUNTS RECEIVABLE.  All accounts receivable
reflected on the June 30 Balance Sheet for the Company and not collected at the date hereof, have arisen from bona fide transactions in the ordinary course of the Company's business. Except as set forth in Schedule 1.8, none of such receivables is subject to counterclaims, set-offs or is in dispute and all of such accounts are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, subject to the allowance for possible losses shown on such June 30 Balance Sheet.


     1.9 A.     REAL PROPERTY AND LEASES.  Neither the Company nor
the Subsidiary owns any real property.  Attached hereto as Schedule
1.9 are true, correct and complete copies of every lease or agreement under which the Company or the Subsidiary is lessee or sublessee of, or holds or operates, any real property or personal property owned by any third party. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the Subsidiary and, to the best of the Stockholder's knowledge, after due inquiry of the Company's Senior Officers, the other parties thereto. Neither the Company nor the Subsidiary is in default in any material respect under any such lease or agreement nor, to the best of the Stockholder's knowledge after due inquiry of the Company's Senior Officers, has any event occurred which with the passage of time or giving of notice or both would constitute such a default. Except as set forth on Schedule 1.9, none of such leases or agreements requires the consent of any party thereto to the transactions contemplated by this Agreement.

     1.10 A.     ORGANIZATIONAL DOCUMENTS.  The Company has
delivered to the Buyer (i) the Certificate of Incorporation and Bylaws of the Company and the Subsidiary, as presently in effect, certified by the Secretary of the Company, and (ii) the partnership agreements and all amendments thereto, as presently in effect, of each of the Partnerships (the "PARTNERSHIP AGREEMENTS") certified by an officer of the Company. The stock ledgers and stock transfer books and the minute book records of the Company and the Subsidiary relating to all issuances and transfers of stock by the Company and the Subsidiary and all formal proceedings of the Stockholder and the Board of Directors of the Company and the Subsidiary since their respective incorporations made available to the Buyer are the original stock ledgers and stock transfer books and minute book records of the Company and the Subsidiary or exact copies thereof.

     1.11 A.     MATERIAL CONTACTS AND LEASES.   True, correct and
complete copies of every material contract, agreement, lease or other obligation or commitment (including, without limitation, those entered into in connection with the Company's lease brokerage business) under which the Company, on its own behalf or as general partner of any of the Partnerships, or the Subsidiary is the lessor or sublessor have been made available to the Buyer and attached hereto as Schedule 1.11 is in all material respects, to the best knowledge of Stockholder after due inquiry of the Company's Senior Officers, a true, correct and complete list of all leases currently operated by the Partnerships. Each of such agreements and leases is in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms except as enforcement of such agreement may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally. Neither the Company, nor the Subsidiary, as the case may be, nor to the best of Stockholder's knowledge after due inquiry of the Company's Senior of Officers, the other parties to such agreements and leases are in default under any such lease or agreement in any material respect as it relates to the Company nor to the best of the knowledge of the Stockholder after due inquiry of the Company's Senior Officers, has any event occurred which with the passage of time or the giving of notice or both would constitute such a material default. Notwithstanding the foregoing, the Stockholder's representations set forth herein as they relate to the Partnerships are further limited such that the inaccuracy of such representations would have to represent a material adverse impact on the financial condition of the Company after taking into account the portion of the Partnerships' lease revenue that is derived by the Company in order to be considered a violation for purposes of this Agreement.

     1.12 A. INSURANCE. Attached hereto as Schedule 1.12 is a list and an accurate description of all policies of insurance that are held or maintained by or for the benefit of the Company or the Subsidiary as of the date hereof (including policy numbers, nature of coverage, limits, deductibles, carriers, premiums and effective and termination dates) The Company has complied with each of such policies and has not failed to give any notice or present any known claim thereunder. The Company has not received, and to the best of the knowledge of the Stockholder after due inquiry of the Company's Senior Officers, no event or omission within the control of the Company has occurred which may cause it to receive notice that any such policies will be cancelled or will be reduced in amount or scope. True and complete copies of all such policies have been delivered to the Buyer.

     1.13 A. NO UNDISCLOSED LIABILITIES. Neither the Company nor the Subsidiary is subject to any material liability (including unasserted claims), absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the June 30 Balance Sheet other than liabilities of the same nature as those set forth on the June 30 Balance Sheet and reasonably incurred in the ordinary course of business after June 30, 1995.

     1.14 A.     LITIGATION AND CLAIMS.  Except as set forth on
Schedule 1.14 hereto, there are no lawsuits, proceedings, claims, governmental or other proceedings (formal or informal) or investigations pending or, to the best of the Stockholder's knowledge, after due inquiry of the Company's Senior Officers, threatened with respect to the Company or the Subsidiary or either of their respective businesses, properties or assets which may reasonably be expected to have a material adverse effect on the Company including, but not limited to claims alleging fraud or misrepresentation in the sales or marketing of any interests in the Partnerships.

     1.15 A.     TAX LIABILITIES.  Schedule 1.15 sets forth a
correct description of the procedures followed with respect to all payments by the Company to the Stockholder in connection with taxes, including any amounts paid in 1995, the dates of such payments and any amounts remaining to be paid in respect of any period prior to the Closing Date. The amounts reflected as liabilities for taxes on the June 30 Balance Sheet are sufficient for the payment of all unpaid Federal, state, county, local and foreign taxes of the Company and the Subsidiary accrued and applicable to the period ended on such balance sheet date and all years and periods prior thereto.

     1.16 A. EMPLOYEE AGREEMENTS. Attached hereto as Schedule 1.16 is a true, correct and complete list of all employee benefit plans, contracts, and arrangements, oral or written, including, but not limited to, union contracts, employee benefit plans and severance plans, whereunder the Company or the Subsidiary has any obligation (other than the obligation to make current wage or salary payments terminable on notice of 30 days or less or normal policies concerning holidays, vacations and salary continuation during short absence for illness or other reasons) to or on behalf of its officers, employees or their beneficiaries or whereunder any of such persons owes money to the Company or the Subsidiary.

     1.17 A. EMPLOYEE RELATIONS. To the best of the Stockholder's knowledge, after due inquiry of the Company's Senior Officers, neither the Company nor the Subsidiary has engaged in any unfair labor practice, unlawful employment practice or unlawful discriminatory practice in the conduct of its respective businesses. The Company and the Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to wages, hours and collective bargaining and have withheld all amounts required to be withheld from the wages or salaries of employees. Neither the Company nor the Subsidiary is a party to or, to the best of the Stockholder's knowledge, after due inquiry of the Company's Senior Officers, threatened with or, to the best knowledge of the Stockholder, in danger of being a party to any labor dispute which would materially interfere with the conduct of their businesses. Set forth on Schedule 1.17 hereto is the name and total annual compensation (including bonuses) paid by the Company or the Subsidiary to current active employees during the year ended December 31, 1994 and the annual compensation payable for 1995.

     1.18 A. BENEFIT PLANS. Schedule 1.16 contains a list of any "employee pension benefit plan" or "employee welfare benefit plan" within the meaning of Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") established or maintained by the Company or the Subsidiary to which the Company or the Subsidiary has made any contributions in 1994 or 1995 (collectively the "EMPLOYEE BENEFIT PLANS"). Neither the Company nor the Subsidiary is required, or was required within the immediately preceding five years, to make any contribution to any "multiemployer plan" within the meaning of Section 3(7) of ERISA. Neither the Company nor the Subsidiary has any liability in respect of any employee pension benefit plans established or maintained and to which contributions are or were made by it to the Pension Benefit Guaranty Corporation ("PBGC").

     Schedule 1.16 also lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment not required under the preceding paragraph to be listed on Schedule
1.16 (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company or the Subsidiary.

     Except as set forth on Schedule 1.16 to the best of the Stockholder's knowledge, after due inquiry of the Company's Senior Officers, (a) no employee pension benefit plan, as defined in
Section 3(2) of ERISA, maintained or contributed to by the Company or the Subsidiary or in respect of which the Company or the Subsidiary is considered an "employer" under Section 414 of the Internal Revenue Code of 1986, as amended (the "CODE"), (i) has incurred any "accumulated funding deficiency," as defined in
Section 412 of the Code (whether or not waived), or (ii) has incurred any liability to PBGC, and (b) neither the Company nor the Subsidiary has breached any of the responsibilities, obligations or duties imposed on it by ERISA or the Code with respect to any employee pension benefit plan or employee welfare benefit plan maintained by it, which breach has given rise to, or may in the future give rise to, an obligation to pay money, including the obligation to make any required contribution to any employee pension benefit plan for any plan year ending prior to the Closing
Date.   There is no contribution due for any pension plan for the
year in which the Closing occurs. Except as set forth on Schedule 1.16, neither the Company nor any of its affiliates or, to the best knowledge of the Stockholder after the inquiry of the Company's Senior Officers, any "party in interest," as defined in Section 3(14) of ERISA, in respect of any such plan has engaged in any non exempted prohibited transaction described in Sections 406 and 408 of ERISA or Section 4975 of the Code which would result in a material adverse effect on the Company. Except as set forth on
Schedule 1.16, no reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any employee pension benefit plan maintained or contributed to by the Company or the Subsidiary or in respect of which the Company or the Subsidiary is an employer under Section 414 of the Code; and none of such plans has been terminated by the plan administrator thereof or by the PBGC. Neither the Company nor the Subsidiary has incurred any unpaid liability for any pension plan covered under ERISA.

     To the best of the Stockholder's knowledge, after due inquiry of the Company's Senior Officers, with respect to any employee pension benefit plan or employee welfare benefit plan maintained by the Company, no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of the plan (other than the routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the plan, the Company, the Subsidiary or fiduciary (as defined in ERISA 3(21)) of the plan (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under the plan), and the Stockholder, after due inquiry of the Company's Senior Officers has no knowledge of any facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other manner of litigation, or claim.

     1.19 A. CONFLICTS; SENSITIVE PAYMENTS. There are (a) no material situations involving the interests of the Stockholder (except as listed on Schedule 1.16 or Schedule 1.19) or to the best of Stockholder's knowledge, after due inquiry of the Company's Senior Officer, any officer or director of the Company or the Subsidiary which may be generally characterized as a "conflict of interest," including but not limited to, the leasing of property to or from the Company or significant direct or indirect interests in the business of competitors, suppliers or customers of the Company; and (b) no situations involving illegal payments or payments of doubtful legality from corporate funds of the Company or the Subsidiary since January 1, 1993 to governmental officials or others which may be generally characterized as a "sensitive payment."

     1.20 A. CORPORATE NAME. The Company owns and possesses, to the exclusion of the Stockholder and its affiliates, all rights to the use of the names Fidelity Leasing Corporation and First Radnor Equities, Inc. including, but not limited to, the right to use such names in advertising and neither the Company nor the Stockholder has licensed either name to any party.

     1.21 A.      TRADEMARKS AND PROPRIETARY RIGHTS.  All trademarks,
trade names, copyrights and applications therefor which are owned or exclusively used or registered in the name of or licensed to the Company or the Subsidiary are listed and briefly described on
Schedule 1.21, other than as specified on Schedule 1.21, no proceedings have been instituted or are pending or, to the best of the Stockholder's knowledge, after due inquiry of the Company's Senior Officers, threatened which challenge the validity of the ownership by the Company of any such trademarks, trade names, copyrights or applications. The Company has not licensed anyone to use any of the foregoing or any other technical know-how or other proprietary rights of the Company and the Stockholder has no knowledge of the infringing use of the any of such trademarks and trade names or the infringement of any such copyrights by any person except as set forth on Schedule 1.21. The Company owns all trademarks, trade names, copyrights, processes and other technical know-how and other proprietary rights now used in the conduct of its business and has not received any notice of conflict with the asserted rights of other except as specified in Schedule 1.21.

     1.22 A.      BROKERS.  Neither the Company nor the Stockholder
has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement. Neither the Company nor the Stockholder has any agreement or obligation whatsoever with entities other than the Buyer regarding any proposed acquisition of the Company by any such entity and neither of them is engaged in any negotiations with any such entity for any such acquisition.

     1.23 A.      NO OMISSIONS.  None of the representations or
warranties of the Stockholder contained herein and, none of the information contained in the Schedules referred to in this Article I is false or misleading in any material respect or omits to state a fact herein or therein, necessary to make the statements herein or therein in the circumstances in which they were made not misleading in any material respect.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE BUYER

     As an inducement to the Stockholder to enter into this Agreement and to consummate the transactions contemplated herein, the Buyer represents and warrants to the Stockholder and agrees as follows:

     2.1 A.      ORGANIZATION.  The Buyer is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware.

     2.2 A.      AUTHORITY.  This Agreement and the transactions
contemplated herein have been duly approved by all necessary corporate action on the part of the Buyer. This Agreement, when executed and delivered by the Buyer, and assuming due execution hereof by the Stockholder will constitute the valid and binding agreement of the Buyer enforceable in accordance with its terms. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor compliance with nor fulfillment of the terms and provisions hereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the governing instruments of the Buyer, any instrument, mortgage, agreement, judgment, order, award, decree or other restriction to which the Buyer is a party or by which the Buyer is bound or any statute or regulatory provisions affecting it or (ii) require the approval, consent, or authorization of or any filing with or notification to any Federal, state or local court, governmental authority or regulatory body. The Buyer has full power and authority to purchase the Stock pursuant to this Agreement and to do and perform all acts and things required to be done by the Buyer under this Agreement.

     2.3 A.      INVESTMENT.  The Buyer (i) is an "accredited
investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended; (ii) has sufficient knowledge and experience in the business of the Company so as to be able to evaluate the risks and merits of its purchase of the Company; (iii) has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management; and (iv) is acquiring the Stock for its own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Buyer will not sell or otherwise dispose of such shares (whether pursuant to a liquidating dividend or otherwise) without registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or an exemption therefrom, and the Buyer acknowledges that certificate or certificates representing such shares contain a legend to the foregoing effect.

     2.4 A.      BROKERS.  Neither the Buyer nor its
representatives has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

     2.5 A.      NO OMISSIONS.  None of the representations or
warranties of the Buyer contained herein and none of the other information or documents furnished to the Stockholders or the Company by the Buyer or its representatives in connection with this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect; to the best knowledge of the Buyer, there is no fact which adversely affects, or in the future is likely to adversely affect, the business or assets of the Buyer in any material respect which has not been disclosed in writing to the Stockholder or the Company.

ARTICLE III

ADDITIONAL COVENANTS OF THE STOCKHOLDER AND THE BUYER

     3.1 A.      NON-COMPETITION.

          (a) In furtherance of the sale of the Stock to the Buyer, upon the consummation of the transactions contemplated herein and more effectively to transfer and protect the business of the Company, the Stockholder agrees that for a period ending on the third anniversary of the date hereof, it will not (i) directly or indirectly own, manage or operate an equipment lease brokerage business anywhere in the Commonwealth of Pennsylvania and any other state in which the Company presently conducts its business, that sells to any of the Company's or Partnership's existing customers; provided that ownership of not more than five percent (5%) of the issued and outstanding shares of a class of securities of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market, shall not be deemed ownership of the issuer of such shares for the purposes of this paragraph; or (ii) induce or attempt to persuade any employee or agent of the Company to terminate such employment or agency relationship in order to enter into any such relationship with the Stockholder or any of its subsidiaries or affiliates or to enter into any such relationship on behalf of any other business organization in competition with the Company. Nothing contained herein shall be deemed a restriction on the Stockholder's right to merge with or be acquired by any entity engaged in the equipment leasing business and no such merger or acquisition shall constitute a breach hereunder.


          (b) Without limiting the right of the Buyer and any of its successors or assigns to pursue all other legal and equitable rights available to them for violation of the covenant set forth in Section 3.1(a) above by the Stockholder, it is agreed that other remedies cannot fully compensate the Buyer and its successors and assigns for such a violation and that the Buyer and its successors and assigns shall be entitled to injunctive relief to prevent violation or continuing violation hereof. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this covenant, any term, restriction, covenant or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     3.2 A.      USE OF TRADEMARKS.  From the date hereof, neither
the Stockholder nor any stockholder, director, employee or officer of the Stockholder shall have the right to use any of the trademarks, trade names, or applications therefor heretofore exclusively used or owned by the Company or to use any trademarks or trade names similar thereto or designs imitative thereof except as officers or agents of the Company in connection with its business prior to the Closing. From the date hereof, neither the Stockholder nor any stockholder, director, employee or officer of the Stockholder shall have any right to use or to disclose, except in the ordinary course of business of the Company, to any person, firm or corporation other than the Buyer, its employees, agents and representatives, any trade or business secrets or client lists or other proprietary information of the Company.

     3.3 A.      SECTION 338 ELECTION.  The Buyer and the
Stockholder shall elect to treat the sale of Stock pursuant to this Agreement as a deemed taxable sale of all of the assets of the Company to the Buyer pursuant to Section 338 (g) and 338(h)(10) of the Code (the "ELECTIONS"). Both parties agree to cooperate fully with each other with regard to such election and each of the Buyer and the Stockholder shall take or cause to be taken by the Company all actions necessary to file, on a timely basis, the election prescribed pursuant to Temporary Treasury Regulation Section 1.338(h)(10)-IT. Neither the Buyer nor the Stockholder shall take, or cause to be taken, any action in connection with the filing of any tax return of the Company or otherwise which would be inconsistent with or prejudice the Elections and shall take all steps necessary to obtain comparable treatment, where applicable, under state law.

     3.4 A.      USE OF NAMES.  From the Closing Date, the
Stockholder and its successors, assigns and affiliates, shall not use the names Fidelity Leasing Corporation and First Radnor Equities, Inc. and, in the case of Fidelity Leasing Corporation and for a period of five years from the Closing Date, any names similar thereto which includes both the words Fidelity and any derivative of lease without the approval of the Company which approval shall not be unreasonably withheld provided, however, that the Stockholder may use the name FML Leasehold, Inc.

     3.5 A.      ADDITIONAL TAX INFORMATION. The Stockholder agrees
to deliver promptly to the Buyer any copies of information in the Stockholder's possession reasonably requested by the Buyer in connection with any tax returns relating to the Company (whether filed prior to the Closing or to be filed hereafter). The Stockholder shall have access to such records of the Company as shall reasonably be required to enable the Stockholder to prepare any tax returns for periods ending on or before the Closing.

     3.6 A.      CERTAIN TAX MATTERS.  The Stockholder shall pay all
Federal, state and local taxes, including without limitation, income, profits, occupation, excise, property, sales, use and franchise taxes and including interest and penalties on, based on, measured by or with respect to the income, net worth or capital of the Company (the "TAXES") for all taxable periods up to and including the Closing Date.

     Within thirty (30) days after the filing of any tax return relating to the Company with respect to a tax period commencing before the Closing Date, and ending after the Closing Date, the Stockholder shall pay to the Buyer its appropriate share of such Taxes in an amount equal to the Taxes, if any, that would have been due if such tax period had ended on the Closing Date, less any estimated taxes previously paid by the Stockholder or its affiliates for such period or any taxes recorded as a liability in calculating the "tangible net worth" of the Company under Section
7.2 hereof.

     The Stockholder shall file, or cause the Company to file, all tax returns required to be filed on or before the Closing Date with respect to the Company (and amendments thereof) and all tax returns (and amendments thereof) with respect to Taxes on income for tax periods ending on or before the Closing Date. The Buyer shall file or cause the Company to file, all tax returns required to be filed after the Closing Date with respect to the Company, other than tax returns with respect to Taxes for tax periods ending on or before the Closing Date.

     3.7 A.      COMPANY OPERATION OF THE PARTNERSHIPS.  From the
Closing Date, the Company agrees to operate and the Buyer agrees to cause the Company to operate each of the Partnerships, as general partner, in accordance with such Partnership's partnership agreement and applicable law, and to operate in compliance with the Company's obligations under each Partnership's partnership agreement.

     3.8 A.      CONTINUATION OF THE COMPANY'S SEVERANCY POLICY.
The Buyer shall cause the Company to maintain its existing severance policy for six (6) months following the Closing Date.


ARTICLE IV

ACTION PRIOR TO THE CLOSING DATE

     The parties hereto agree to take the following actions between the date hereof and the Closing Date:

     4.1 A.      CONFIDENTIAL NATURE OF INFORMATION.  The Buyer
and the Stockholder agree that, in the event that the transactions contemplated herein shall not be consummated, each will treat in confidence all documents, materials and other information which it shall have obtained during the course of the negotiations leading to the execution of this Agreement, the investigation of the other party hereto and the preparation of this Agreement and any other documents relating hereto, and shall return to the other party all copies of non-public documents and materials which have been furnished in connection therewith.

     4.2 A.      ACCURACY OF REPRESENTATIONS AND WARRANTIES.  The
Stockholder shall refrain from intentionally taking any action and shall cause the Company to refrain from intentionally taking any action which would render any representation and/or warranty contained in Article I of this Agreement inaccurate at any time between the date hereof and the Closing Date. The Stockholder will promptly notify the Buyer of any lawsuits, claims, proceedings or investigations that, to the knowledge of the Stockholder, may be brought, asserted or commenced against the Company, the Subsidiary or the Partnerships; their officers or directors, or the Stockholder.

     4.3 A.      NO MATERIAL CHANGE IN THE COMPANY.  Prior to the
Closing Date, the Stockholder shall not, without the prior written approval of the Buyer, cause the Company to (i) make any material change in the business or operations of the Company; (ii) make any material change in the accounting policies applied in the preparation of the financial statements referred to herein; (iii) except as permitted by Section 4.5 hereof, declare any dividends on its issued and outstanding shares of capital stock, or make any other distribution of any kind in respect thereof; (iv) issue, sell or otherwise distribute any authorized but unissued shares of its capital stock or effect any stock split or reclassification of any such shares or grant or commit to grant any option, warrant or other rights to subscribe for or purchase or otherwise acquire any shares of capital stock of the Company or any security convertible or exchangeable for any such shares; (v) purchase or redeem any of the capital stock of the Company; (vi) incur or be liable for indebtedness to the Stockholder or any of its subsidiaries, or affiliates other than in the ordinary course of business; (vii) make any material change in the base compensation of officers or key employees of the Company; (viii) enter into any contract, license, franchise or commitment other than in the ordinary course of business, or waive any rights of substantial value; or (ix) enter into any other transaction affecting in any material respect the business of the Company other than in the ordinary course of business and in conformity with past practices, or as contemplated by this Agreement.

     4.4 A.      NO PUBLIC ANNOUNCEMENT.  Neither the Stockholder
nor the Buyer shall, without the approval of the other, make any press release or other public announcements or filing concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised thereof and given an opportunity to comment thereon.

     4.5 A.      DECLARATION OF DIVIDEND.  The Buyer hereby
acknowledges and agrees that prior to the Closing Date, the Stockholder shall cause the Company to declare a cash dividend (the "Dividend") of One Million Six Hundred Forty Thousand Dollars
($1,640,000).


ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

     The obligations of the Buyer under this Agreement to purchase and pay for the Stock shall, at the option of the Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     5.1 A.      NO MISREPRESENTATION OR BREACH OF COVENANTS AND
WARRANTIES. There shall have been no material breach by the Stockholder in the performance of any of its covenants and agreements herein, each of the representations and warranties of the Stockholder contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and there shall have been delivered to the Buyer a certificate or certificates to that effect, dated the Closing Date and signed on behalf of the Stockholder by its President.

     5.2 A.      NO CHANGES IN OR DESTRUCTION OF PROPERTY.  There
shall have been, between the date hereof and the Closing Date no material adverse change in the condition, financial or otherwise, of the Company.

     5.3 A.      APPROVAL OF THE COURT.  The Stockholder shall have
received the approval of the Commonwealth Court of Pennsylvania (the "COURT") in the matter of Cynthia M. Maleski, Insurance Commissioner of the Commonwealth of Pennsylvania v. Fidelity Mutual Life Insurance Company, Case No. 1389M.D.-1992 of this Agreement and the transactions contemplated hereby (the "APPROVAL").

     5.4 A.      BANK ACCOUNTS.  Prior to the Closing Date, the
Stockholder shall have transferred all of its cash and marketable securities used in the calculation of "tangible net worth" pursuant to Section 7.2 hereof to Jefferson Bank and the terms of and restrictions on such bank accounts shall be reasonably satisfactory to the Buyer, in its sole discretion.


ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDER

     The obligations of the Stockholder under this Agreement to deliver the Stock shall, at the option of the Stockholder, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     6.1 A.      NO MISREPRESENTATION OR BREACH OF
COVENANTS AND WARRANTIES. There shall have been no material breach by the Buyer in the performance of any of its covenants and agreements herein, each of the representations and warranties of the Buyer contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and there shall have been delivered to the Stockholder a certificate or certificates to that effect, dated the Closing Date and signed on behalf of the Buyer by its President.

     6.2 A.      APPROVAL OF THE COURT.  The Stockholder shall have
received the Approval.

     6.3 A.      COMPANY CONFIRMATION. At the Closing, the Company
shall execute a counterpart to this Agreement confirming and agree to be bound by the covenants contained in Section 3.7 and Section
7.2(b), and the provisions of Article IX.


ARTICLE VII

PURCHASE PRICE AND CLOSING

     7.1 A.      CLOSING.  The closing of the transactions
contemplated by this Agreement (the "CLOSING") shall take place within five (5) business days of the Stockholder's receipt of the Approval (the "CLOSING DATE").

     7.2 A.      PURCHASE AND SALE.

          (a) Provided that the Approval occurs on or before September 20, 1995, on the Closing Date, the Stockholder shall sell to the Buyer the stock for a cash purchase price equal to Seven Hundred Fifty Thousand Dollars ($750,000) plus an amount equal to the Company's "tangible net worth," (the "PURCHASE PRICE") as of August 31, 1995. If the Approval occurs on or after September 21, 1995, the "tangible net worth" component of the Purchase Price shall be calculated as of the Closing Date but shall be reduced by the greater of (i) Two Thousand Dollars ($2,000) per day for every calendar day between August 31, 1995 and the Closing Date and (ii) the difference between the "tangible net worth" on the Closing Date and the "tangible net worth" on August 31, 1995. For purposes hereof, "tangible net worth" shall mean the Company's total shareholders' equity as determined based upon the Company's normal year end accounting procedures (compatible with generally accepted accounting principles), less the asset recorded for the Company's Contractual Servicing Rights Under Partnership Management Agreements, net of accumulated amortization, plus the liability recorded for Deferred Income. Accrued fee income as of the Closing Date for services provided with respect to each of the Partnerships shall be calculated based on such fees being earned ratably during the period since last received from each Partnership. The Company will accrue as a liability incentive compensation due non-Partnership reimbursed employees of the Company at the rate of 8/12 (or the percentage of the year through the Closing Date if the Approval occurs after September 20, 1995) multiplied by the employee's percentage bonus for the last year multiplied by the employee's current base compensation. If the bonus is not paid to the employee because the employee is no longer employed, the Company will reimburse 100% of the liability with respect to such employee to the Stockholder. If the bonus is not paid to the employee for any other reason, the Company will reimburse 50% of the liability to the Stockholder.

          (b) In addition to the Purchase Price, the Stockholder shall receive from the Company each month by the tenth
(10th) day of the month payment of the net revenues received by the Company after the Closing for the prior month from any lease brokerage transaction (the "LEASE BROKERAGE REVENUES") which (i) has been awarded to the Company prior to the Closing Date and is described on Schedule 7.2 or has been awarded hereafter prior to the Closing Date; (ii) has been bid as of the Closing Date and is awarded to the Company within ninety (90) days thereafter, or (iii) is in progress as of the Closing Date and is described on Schedule
7.2 hereof (such Schedule shall be updated by the Stockholder as of the Closing Date to include activity between the date hereof and the Closing Date). For purposes of this Section 7.2(b), "net revenues" shall mean gross revenues realized from such transactions less any commissions payable in accordance with the Company's historical practices and less, in the case of non-awarded lease brokerage transactions described in (ii) and (iii) above, an additional 2.5% of gross revenues. Nothing herein contained shall in any way be construed to obligate the Company or the Buyer to provide financing for any such syndication transaction. The Buyer shall use its best efforts consistent with normal practice of the Company to realize the Lease Brokerage Revenues from the Company's lease brokerage transactions in progress on the Closing Date.

      7.3 A.      DELIVERIES BY THE STOCKHOLDER.  At the Closing,
the Stockholder shall sell, assign, transfer and convey to the Buyer all of the outstanding capital stock of the Company and shall deliver, at the Closing the following:

          (a) A certificate or certificates representing all of the Stock, together with fully executed and witnessed stock powers (in blank) attached thereto with signatures guaranteed by an institution that is a participant in the Securities Transfer Agents Medallion Program.

          (b) An opinion dated the Closing Date hereof from Obermayer, Rebmann, Maxwell & Hippel, counsel for the Stockholder, in form and substance satisfactory to the Buyer and its counsel, to the effect that:

               (i) The Stockholder is a corporation validly existing and in good standing under the laws of the State of Delaware.

               (ii) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware; and the Company has full corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in the Commonwealth of Pennsylvania. To the best of such counsel's knowledge, the Company has no subsidiaries other than First Radnor Equities, Inc., which is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               (iii) The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, of which 100 shares have been issued and are outstanding and are owned of record by the Stockholder; except for this Agreement, and all of the issued and outstanding shares of common stock of the Company as of the Closing are validly issued, fully paid and nonassessable.

               (iv)     This Agreement and the transactions
contemplated herein have been duly approved by all necessary corporate action of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and such Agreement, assuming due execution by the Buyer, is the valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms except as enforcement of such agreement may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

               (v) The Stockholder has full power and authority to execute and deliver the Agreement and to perform its obligations hereunder. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, (a) violates or conflicts with or results in the breach of the terms, conditions or provisions of, or constitutes a default under, the Certificate of Incorporation or the Bylaws of, the Stockholder or the Company or any agreement or instrument known to such counsel to which the Company or the Stockholder is a party or by which either of them is bound or (b) requires the consent, approval or authorization of or any filing with or notification to any Federal, state or local court, governmental authority or regulatory body not already obtained or made, as the case may be.

               (vi)     All of the Partnerships are validly
existing and in good standing under the laws of the states of their respective formations; and the Partnerships have full partnership power and authority to own or lease and operate their properties and carry on their businesses as now conducted. The Company is the duly authorized general partner of all the Partnerships in accordance with the Partnership Agreements.

               (vii) To the best of such counsel's knowledge there is no action, suit, proceeding or investigation pending or threatened against the Stockholder or the Company, other than actions, suits, proceedings or investigations described in Schedule 1.14, Schedule 1.17 or Schedule 1.21 hereto, which might result in a material adverse change in the properties, business or assets or in the condition which questions the legality, validity or propriety of this Agreement or of any action taken or to be taken by the Stockholder pursuant to or in connection with this Agreement.

               (viii) The Stockholder is the lawful owner of the Stock, to the best of such counsel's knowledge, free and clear of all adverse claims, with unrestricted right and power to transfer and deliver the Stock to the Buyer. The Stockholder has executed and delivered to the Buyer such instruments as are sufficient in form to vest good and marketable title to the Stock in the Buyer free and clear of all adverse claims.

     In giving such opinion, counsel for the Stockholder may rely, as to matters of fact, upon certificates of officers of the Company, and as to matters relating to the laws of any states other than the States of Delaware and Pennsylvania, upon the opinions of other counsel satisfactory to them, provided that such counsel shall state that they believe that they are justified in relying upon such certificates and opinions and deliver copies thereof at the Closing.

          (c) The resignations immediately prior to the Closing of (i) each director of the Company and the Subsidiary and (ii) each officer of the Company and the Subsidiary as requested by the Buyer, however, any liability incurred under the Company's existing severance policy as a result of such resignations shall be borne by the Buyer.

     7.4 A.      DELIVERIES OF THE BUYER.  At the Closing, the
Buyer shall deliver to the Stockholder an opinion of Ledgewood Law Firm, P.C., counsel for the Buyer, in form and substance satisfactory to the Stockholder and its counsel, to the effect that
(i) The Buyer is a corporation duly organized, validly existing and in good standing under the laws State of Delaware; and (ii) this Agreement and the transactions contemplated herein have been duly approved by all necessary corporate action of the Buyer and such Agreement, assuming due execution by the Stockholder, is the valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms except as enforcement of such agreement may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

     In giving such opinion, counsel for the Buyer may rely, as to matters of fact, upon certificates of officers of the Buyer.



ARTICLE VIII

TERMINATION

     8.1 A.      TERMINATION.  This Agreement may be terminated
by the Buyer, if the Approval required by Section 5.3 hereof has not been received by October 31, 1995, which date may be extended by the Buyer, in its sole discretion, until December 31, 1995.

     If this Agreement is terminated as set forth above, the Stockholder shall pay all reasonable out-of-pocket and third party expenses, including, but not limited to, attorneys' fees and third party due diligence costs incurred by the Buyer in connection with the transactions contemplated hereunder.


ARTICLE IX

SURVIVAL OF OBLIGATIONS; INDEMNIFICATION

     9.1 A.      SURVIVAL OF OBLIGATIONS.  All representations
and warranties made herein by the Stockholder and its obligations to be performed pursuant to the terms hereof, shall survive the Closing hereunder and shall terminate one year after the Closing; PROVIDED, that, (i) the representations and warranties contained in
Section 1.15 shall expire three years after the Closing, or with respect to any dispute with the Internal Revenue Service, upon the later to occur of the following (x) such dispute's final resolution and the payment of all taxes, interest and penalties arising therefrom and (y) the expiration of the applicable statute of limitations; and (ii) the representations in Section 1.4 shall not terminate.

     9.2 A.      INDEMNIFICATION.  (a)  The Stockholder agrees to
indemnify and hold harmless the Buyer, the Company and their subsidiaries, affiliates, successors and assigns from and against any and all (x) liabilities, losses, costs, deficiencies or damages and any and all amounts paid in settlement ("LOSS") and (y) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("EXPENSE"), incurred by the Buyer or the Company, in investigating, preparing or defending against any litigation, commenced or threatened, or any claim asserted in good faith, in each case net of any insurance proceeds received and retained by the Buyer or the Company in connection with or arising from (i) any claim that the Stockholder did not convey to the Buyer good and marketable title to all of the issued and outstanding capital stock of the Company pursuant to this Agreement, (ii) any breach by the Stockholder of any of its covenants in, or failure of the Stockholder to perform any of its obligations hereunder, or (iii) any breach of any warranty or the inaccuracy of any representation of the Stockholder contained or referred to in this Agreement or in any certificate delivered by or on behalf of the Stockholder pursuant hereto.

          (b) The Buyer and the Company agree to indemnify and hold harmless the Stockholder and its successors and assigns from and against any and all Loss and Expense incurred by the Stockholder in investigating, preparing or defending against any litigation, commenced or threatened, or any claim asserted in good faith in each case net of any insurance received and retained by the Stockholder in connection with or arising from (i) any breach by the Buyer or the Company of any of its covenants in, or any failure of the Buyer or the Company to perform any of its obligations under, this Agreement or (ii) any breach of any warranty or the inaccuracy of any representation of the Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of the Buyer pursuant hereto.

          (c) No claim shall be made for indemnity pursuant to this Section 9.2 until the aggregate amount of Loss and Expense exceeds Thirty Thousand Dollars ($30,000), but if the aggregate amount of such Loss exceeds such amount, the party responsible therefor (an "INDEMNIFYING PERSON") shall be liable for all Loss and Expense, including such initial Thirty Thousand Dollars ($30,000) amount to the person incurring such Loss or Expense (an "INDEMNIFIED PERSON"). In no event shall the Stockholder's obligations under this Section 9.2 exceed an aggregate of Eight Hundred Thousand Dollars ($800,000).

          (d) If any Indemnified Person has suffered or incurred any Loss or Expense, the Indemnified Person shall so notify the Indemnifying Person promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which an Indemnified Person intends to claim any liability or expense as Loss or Expense under this Section 9.2, such Indemnified Person shall promptly notify the Indemnifying Person of such action or suit.

          (e) An Indemnified Person shall have the right, but not the obligation, to participate at its own expense in the defense of any third party claim, action or suit with counsel of its own choosing, but the Indemnifying Person shall be entitled to control the defense unless the Indemnified Person has relieved the Indemnifying Person from liability with respect to the particular matter. In the event that the Indemnifying Person shall fail timely to defend, contest or otherwise protect against such claim, the Indemnified Person shall have the right, but not the obligation, to defend, contest or otherwise protect against the same or, on not less than thirty (30) days' written notice to the Indemnifying Person, make any compromise or settlement thereof, and such compromise or settlement shall be binding on the Indemnifying Person for purposes of indemnification under this Article IX unless the Indemnifying Person objects thereto within the thirty day period aforesaid.

          (f) Neither the Buyer nor the Company shall have the right to set off against any Lease Brokerage Revenues due the Stockholder in accordance with Section 7.2(b) hereof except only with respect to any amounts both (i) owed to the Buyer by the Stockholder as a result of the indemnification provided in this
Section 9.2 and (ii) paid out-of-pocket to third parties by the Buyer or the Company.

ARTICLE X

MISCELLANEOUS

     10.1 A.      NOTICES.  All notices or other
communications required or permitted hereunder shall be in writing and shall be deemed given (a) three (3) days after having been sent by certified or registered mail, return receipt requested, (b) one
(1) business day after having been sent by regional recognized courier guarantying next business day delivery, or (c) upon delivery if given by hand delivery against written receipt, addressed as follows:

                    If to the Buyer:

                    Resource Leasing, Inc.
                    1521 Locust Street, 4th Floor
                    Philadelphia, PA 19102
                    ATTN: Freddie Kotek

                    If to the Stockholder:

                    FML Leasehold, Inc.
                    250 King of Prussia Road
                    Radnor, PA 19087
                    ATTN: President


     10.2 A.      GOVERNING LAW.  This Agreement shall be governed
by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the provisions on conflicts of law.

     10.3 A.      SUCCESSORS AND ASSIGNS.  This Agreement shall be
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     10.4 A.      SEVERABILITY.  In case any one or more of the
provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause enforcement of the terms hereof to be unreasonable.

     10.5 A.      EXPENSES.  Each party hereto shall pay its own
expenses (including, without limitation, legal and accounting fees and expenses) incident to its negotiation and preparation of this Agreement and to its performance and compliance with the provisions contained herein.

     10.6 A.      TITLES AND HEADINGS.  Titles and headings to
Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.7 A.      SCHEDULES.  The Schedules to this Agreement shall
be construed with and read as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     10.8 A.      ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS.  This
Agreement, including the Schedules hereto, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the rights of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                         RESOURCE LEASING, INC.

Attest:___________________________ By:_____________________________
                   , Secretary        Freddie Kotek, _____________


                         FML LEASEHOLD, INC.


Attest:_________________________By:___________________________
                , Secretary        Arthur W. Mullin, Vice
                              President


                         FIDELITY LEASING COMPANY


Attest:____________________      By:___________________________
              , Secretary          P. Donald Mooney, President